Exhibit 33.2

ASSESSMENT OF COMPLIANCE WITH
APPLICABLE SERVICING CRITERIA

Management of The Bank of New York Mellon (formerly The Bank of New York), BNY Mellon Trust of Delaware (formerly BNYM (Delaware)) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), (collectively, the “Company”) is responsible for assessing the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. The Company's management has determined that the servicing criteria are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 that are subject to Regulation AB (including transactions subject to Regulation AB by contractual obligation) for which the Company provides trustee, securities administration, paying agent or custodial services, as defined and to the extent applicable in the transaction agreements, other than residential mortgage-backed securities and other mortgage-related asset-backed securities (the “Platform”).

Period: The twelve months ended December 31, 2023 (the “Period”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by the related transaction agreements as to any transaction, except as set forth in the column titled "Not Applicable to Platform" in Appendix l attached hereto.

With respect to servicing criterion 1122(d)(2)(vi), the Company’s management has engaged a vendor to perform the activities required by the servicing criterion. The Company’s management has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”). The Company’s management has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related servicing criterion.

With respect to the Platform as of and for the Period, the Company provides the following assessment of compliance in respect of the Applicable Servicing Criteria:

1.The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.

2.The Company’s management has assessed compliance with the Applicable Servicing Criteria, including the servicing criterion for which compliance is determined based on C&DI 200.06 as described above as of and for the Period. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) ofltem 1122 of Regulation AB.

3.With respect to servicing criterion 1122(d)(4)(i), for certain transactions in the Platform the Trustor (as such term is defined in the related transaction agreements) may direct the Trustee (as such term is defined in the related transaction agreements) to file, or cause to be filed, all filings identified by the Trustor to be necessary to maintain the effectiveness of any original filings identified by the Trustor to be necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect the Trustee's security interest in or lien on the Underlying Securities (as such term is defined in the related transaction agreements). As of and for the twelve months ended December 31, 2023, the Company was not instructed by any Trustors to perform such activities. Absent the receipt of instruction from a Trustor to perform such activities, the Company’s responsibility for criterion 1122(d)(4)(i) for the Platform is solely with regard to the manner of holding trust assets and investment of trust assets in eligible investments and the Company does not have any duties as to the original UCC filing and any continuations to perfect the security interest unless instructed to do so by other parties in the transaction agreement.

4.Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assessment of the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

The Bank of New York Mellon    BNY Mellon Trust of Delaware
/s/ DAVID KEYS      /s/ MELISSA ADELSON
David Keys     Melissa Adelson
Authorized Signatory     Authorized Signatory

The Bank of New York Mellon Trust
Company, N.A.
/s/ ANTONIO I. PORTUONDO
Antonio I. Portuondo
Authorized Signatory

Dated: February 29, 2024

APPENDIX 1

REG AB REFERENCE	SERVICING CRITERIA	Applicable to Platform		Not Applicable to Platform
		Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party
General servicing considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities,	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.		X
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.		X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.		X
Cash collection and administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.		X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X

REG AB REFERENCE	SERVICING CRITERIA	Applicable to Platform		No Applicable to Platform
		Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 240,13k-1(b)(1) of this chapter.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.		X
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) Are mathematically accurate; (B) Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) Are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X
Investor remittances and reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements, (C) Are filed with the Commission as required by its rules and regulations; and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool asset administration

REG AB REFERENCE	SERVICING CRITERIA	Applicable to Platform		Not Applicable to Platform
		Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X1
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer's records with respect to an obligor’s unpaid principal balance.			X
1122.(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-aging) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.			X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X

1 With respect to applicable servicing criterion 1122(d)(4)(iii) the Company has determined that there were no activities performed during the twelve months ended December 31, 2023 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

REG AB REFERENCE	SERVICING CRITERIA	Applicable to Platform		Not Applicable to Platform
		Performed Directly by the Company	Performed by Vendor(s) for which the Company is the Responsible Party
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.			X
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) Such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) Interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) Such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.			X
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) am made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.			X
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.			X
1122(d)(I)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.			X
112201)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.			X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of this Regulation AB, is maintained as set forth in the transaction agreements.			X